UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 18, 2012

Commission File Number:   000-03718

Park City Group, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)
371454128
(IRS Employer Identification No.)

3160 Pinebrook Road, Park City, Utah 84098
(Address of principal executive offices)

435-645-2100
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 18, 2012, Park City Group, Inc. (the "Company") entered into a Management and Operating Agreement ("Operating Agreement") and a Subscription Agreement (together, the "Agreements"), each by and between the Company and F&D Partners, Inc. ("F&D). The Agreements are effective as of April 1, 2012. F&D is a newly incorporated Utah corporation formed by Leavitt Partners, an internationally known health care and food safety consulting firm, for the purpose of creating a solution targeted toward improving supply chain visibility for food and drug safety. F&D will help food retailers, food service operators, wholesalers and manufacturers protect their brands and be compliant with current and future regulatory requirements that are expected to emerge from the Food Safety Modernization Act.

Under the terms of the Operating Agreement, the Company is to provide management and related services to F&D necessary to the conduct of F&D's business and operations (the "Services"), for and in consideration for the payment to the Company by F&D of a monthly fee consisting of the actual cost to the Company of providing the Services, plus 5%. The Operating Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1, is terminable on thirty day's written notice.

Under the terms of the Subscription Agreement, F&D is obligated to pay the Company $1.2 million annually during the three year term of the Subscription Agreement, plus 10% of F&D's revenue in excess of $12.0 million. F&D is currently seeking financing necessary to adequately capitalize F&D and fund its operating expenses and financial commitments, including its subscription payments. A copy of the Subscription Agreement is attached to this Current Report on Form 8-K as Exhibit 99.2.

Item 8.01 Other Events.

See Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Park City Group, Inc.

Date:   May 22, 2012
By:	/s/ David Colbert

Name: David Colbert
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Management and Operating Agreement
EX-99.2	Subscription Agreement